UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 27, 2016

(Exact name of registrant as specified in its charter)

Delaware	0-10967	36-3161078
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Pierce Place, Suite 1500, Itasca, Illinois	60143
(Address of principal executive offices)	(Zip Code)

(630) 875-7450
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 27, 2016, First Midwest Bancorp, Inc. (the “Company”) entered into a Loan Agreement (the “Loan Agreement”) with U.S. Bank National Association (the “Lender”) providing for a $50 million unsecured revolving credit facility (the “Credit Facility”), which will mature on September 26, 2017.  The Company intends to use any proceeds from the Credit Facility for general corporate purposes.

Advances under the Loan Agreement (the “Advances”) will bear interest at a rate equal to one-month LIBOR plus 1.75% per annum, adjusted on a monthly basis.  In addition, the Company is required to pay the Lender an unused facility fee, payable quarterly, equal to 0.35% per annum.  During the term of the Credit Facility, the Company must repay all Advances for a period of thirty consecutive calendar days.

The Loan Agreement contains certain representations and warranties pertaining to, among other matters, (1) the Company’s ownership of its shares of First Midwest Bank stock free and clear of any pledges and liens, (2) the Company’s and First Midwest Bank’s financial condition, (3) certain loans of First Midwest Bank, and (4) the adequacy of First Midwest Bank’s allowance for loan losses.

The Loan Agreement also contains certain general and financial covenants that must be complied with during the term of the Credit Facility.  The general covenants include, among others, restrictions on (1) the ability of the Company to pay any dividends on or redeem any of its capital stock if an event of default under the Loan Agreement has occurred and is continuing, and (2) the Company incurring certain indebtedness or pledging any of its shares of First Midwest Bank stock.

The financial covenants require the Company to continue to qualify as “well capitalized” under applicable banking rules and regulations and to maintain, on a consolidated basis, (1) a total risk-based capital ratio of at least 10.5%, (2) a ratio of nonperforming assets to tangible primary capital of not more than 15%, (3) a ratio of allowance for loan losses to nonperforming loans (excluding covered assets and troubled debt restructurings that are accruing interest) of not less than 65%, and (4) a fixed charge coverage ratio, on a rolling four quarter basis, of not less than 150%.  The financial covenants also require the Company or certain of its subsidiaries to maintain unencumbered cash or marketable securities in excess of $10,000,000.

Upon the occurrence of any of the events of default set forth in the Loan Agreement, the Lender will have the right, if the event of default is still continuing and upon the Lender’s compliance with certain notice requirements under the Loan Agreement, to declare all outstanding Advances to be immediately due and payable and to terminate the Lender’s obligations to extend credit under the Loan Agreement.

As of the date of this current report on Form 8-K, there are no outstanding Advances under the Credit Facility.

The foregoing description of the Loan Agreement is a summary and is qualified in its entirety by the complete terms of the Loan Agreement, which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth in Item 1.01, above, is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)                                 Exhibits

10.1                        Loan Agreement, dated as of September 27, 2016, between First Midwest Bancorp, Inc. and U.S. Bank National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Midwest Bancorp, Inc.
(Registrant)

Date: October 3, 2016	/s/ Nicholas J. Chulos
By: Nicholas J. Chulos
Executive Vice President, Corporate Secretary, and General Counsel